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                                                                  Exhibit (d)(2)

                FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER

This First Amendment ("Amendment") is entered as of the 17th day of July 2001 among NewMedia SPARK plc, a company organized under the laws of England and Wales ("Parent"), GlobalNet Acquisitions Inc., a Delaware corporation which is wholly owned directly or indirectly by Parent ("Sub"), and GlobalNet Financial.com, Inc., a Delaware corporation (the "Company").

                                   BACKGROUND

Parent, Sub and the Company entered into an Agreement and Plan of Merger, dated as of June 15, 2001 (the "Agreement"). The parties desire to amend the Agreement so that the stockholders of the Company will receive cash in lieu of Parent Common Stock as Merger Consideration. The Company also desires to adopt a Shareholder Rights Plan (the "Plan") in the form attached hereto as Appendix A, whereby the Company would declare a dividend of one right per share for all outstanding shares of Common Stock and one right per share for all outstanding shares of Class A Common Stock, all as provided in the Plan. In light of the parties' desire to alter the Merger Consideration and the Company's desire to adopt the Plan, the parties desire to amend the terms of the Agreement as set forth below.

                                     TERMS

     NOW, THEREFORE, in consideration of the mutual covenants contained herein and other valuable consideration set forth herein, the parties hereto, intending to be legally bound, hereby agree as follows:

1. Unless otherwise stated herein, capitalized terms used but not otherwise defined herein shall have the same meanings ascribed to them in the Agreement.

2. The Glossary of Defined Terms is hereby amended by removing the term "Registration Statement".

3. The Second WHEREAS clause of the Agreement is hereby amended by deleting and replacing it in its entirety with the following:

     "WHEREAS, the Board of Directors of Parent has determined that the Merger is fair to and in the best interests of Parent and its stockholders and has approved this Agreement and the Merger and the other transactions contemplated hereby in the Merger (the "Parent Proposal");"

4. The following is hereby added as an additional WHEREAS clause of the Agreement, after the first three such clauses:

     "WHEREAS, in furtherance of such Merger, Parent proposes (i) to cause Sub to make a tender offer (as it may be amended from time to time as permitted under this Agreement, the "Offer") to purchase all the outstanding shares of Company Common Stock (as defined in Section 2.01(b)) and the associated Company Rights (as defined in Section 2.01(b)) for the Merger Consideration (as defined in Section 2.01(c)), upon the terms and subject to the conditions set forth in this Agreement and (ii) to cause Sub to subsequently merge with and into the Company so that the Company would become a wholly-owned subsidiary of Parent (the "Merger");"

5. Section 2.01 of the Agreement is hereby amended by deleting and replacing it in its entirety with the following:

     "2.01. Conversion of Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof:

     (a) Capital Stock of Sub. Each issued and outstanding share of the common stock, par value $.01 per share, of Sub ("Sub Common Stock") shall be converted into and become one fully paid and nonassessable share of common stock, par value $.01 per share, of the Surviving Corporation ("Surviving Corporation Common

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Stock"). Each certificate representing outstanding shares of Sub Common Stock shall at the Effective Time represent an equal number of shares of Surviving Corporation Common Stock.

     (b) Cancellation of Treasury Stock and Stock Owned by Parent and Subsidiaries. All shares of common stock, par value $.001 per share, of the Company ("Common Stock"), together with the associated Common Right as defined in the Plan, and shares of Class A Common Stock, par value $.001 per share, of the Company ("Class A Common Stock" and together with Common Stock "Company Common Stock"), together with the associated Class A Right as defined in the Plan (along with the Common Rights, the "Company Rights") that are owned by the Company as treasury stock and any shares of Company Common Stock, together with the associated Company Rights, owned by Parent, Sub or any other wholly-owned Subsidiary (as defined in Section 9.11(k)) of Parent shall be canceled and retired and shall cease to exist and no Merger Consideration or other consideration shall be paid or delivered in exchange therefor.

     (c) Merger Consideration. Each issued and outstanding share of Common Stock (other than shares to be canceled in accordance with Section 2.01(b) and Dissenting Shares as defined in Section 2.03) and the associated Common Rights shall be converted into the right to receive $0.36 in cash (the "Common Stock Merger Consideration") and each issued and outstanding share of Class A Common Stock (other than shares to be canceled in accordance with Section 2.01(b) and Dissenting Shares as defined in Section 2.03) and the associated Class A Rights shall be converted into the right to receive $0.036 in cash (the "Class A Merger Consideration" and, collectively with the Common Stock Merger Consideration on a per share basis as applicable, the "Merger Consideration"). The aggregate amount of Merger Consideration to be received by any holder of Company Common Stock pursuant to the Merger shall be rounded to the nearest whole cent. All shares of Company Common Stock converted into the Merger Consideration in accordance with this Section 2.01(c) shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration, upon the surrender of such certificate in accordance with Section 2.02, without interest.

     (d) Treatment of Options. At the Effective Time each of the employee stock option plans set forth in Section 2.01(d) of the Company Disclosure Letter (the "Company Option Plans") shall terminate and each option to purchase shares of Company Common Stock outstanding thereunder at the Effective Time (an "Employee Option") pursuant to the Company Stock Option Plans shall terminate; provided, however, any holder of an Employee Option under the Company Stock Option Plans shall have the right, immediately prior to the Effective Time, to exercise such Employee Option in whole or in part whether or not the applicable vesting requirements have been satisfied. At the Effective Time, each option granted by and warrant and other right to acquire securities of the Company that is outstanding and unexercised immediately prior thereto shall cease to represent a right to acquire securities of the Company or any other person by operation of law.

     (e) Adjustment of Merger Consideration. The parties understand and agree that the Merger Consideration has been calculated based upon the accuracy of the representation and warranty set forth in Section 3.02 and that, in the event that (x) the number of outstanding shares of Company Common Stock or shares issuable upon the exercise of, or subject to, options or other rights or agreements, including without limitation shares of Company Common Stock issued or issuable in accordance with the Plan, exceeds the amounts specifically set forth in Section 3.02 (including, without limitation, as a result of the adoption of the Plan, any stock split, reverse stock split, stock dividend, including any dividend or distribution of securities convertible into shares of Company Common Stock, recapitalisation or other like change occurring after the date of this Agreement), or (y) pursuant to the Plan, any person becomes entitled to receive any Preferred Shares (as defined in the Plan), then the Merger Consideration shall be reduced so that the total aggregate Merger Consideration to be received by all persons is equal to the total aggregate Merger Consideration which would have been payable in connection with the Merger had such representation and warranty been true, complete and correct and no Preferred Shares been outstanding. The provisions of this paragraph (e) shall not, however, affect the representation set forth in Section 3.02."

6. Section 2.02 of the Agreement is hereby amended by deleting and replacing it in its entirety with the following:

     "2.02.  Exchange of Certificates.
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     (a)  Exchange Agent.  Promptly following the Effective Time, Parent shall make available to the Surviving Corporation for deposit with a bank or trust company designated before the Closing Date by Parent and reasonably acceptable to the Company (the "Exchange Agent") the Merger Consideration to be held for the benefit of and distributed to such holders in accordance with this Section. The Exchange Agent shall agree to hold such Merger Consideration (such Merger Consideration being referred to as the "Exchange Fund") for delivery as contemplated by this Section and upon such additional terms as may be agreed upon by the Exchange Agent, the Company and Parent.

     (b) Exchange Procedures. As soon as reasonably practicable after the Effective Time, the Surviving Corporation shall cause the Exchange Agent to mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Company Common Stock and associated Company Rights (the "Certificates") whose shares and associated Company Rights are converted pursuant to Section 2.01(c) into the right to receive the Merger Consideration (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as the Surviving Corporation may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate for cancellation to the Exchange Agent, together with such letter of transmittal duly executed and completed in accordance with its terms, the holder of such Certificate shall be entitled to receive in exchange therefor the portion of the Merger Consideration which such holder has the right to receive pursuant to the provisions of this Article II, and the Certificate so surrendered shall forthwith be canceled. In no event shall the holder of any Certificate be entitled to receive interest on any portion of the Merger Consideration to be received in the Merger. In the event of a transfer of ownership of Company Common Stock which is not registered in the transfer records of the Company, the portion of the Merger Consideration which is payable with respect to such shares of Company Common Stock may be paid to a transferee if the Certificate representing such Company Common Stock is presented to the Exchange Agent accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 2.02(b), each Certificate shall be deemed at any time after the Effective Time for all corporate purposes of the Company to represent only the right to receive that portion of the Merger Consideration payable in connection therewith pursuant to the Merger.

     (c) No Further Ownership Rights in Company Common Stock. The Merger Consideration paid upon the surrender for exchange of Certificates in accordance with the terms hereof shall be deemed to have been paid at the Effective Time in full satisfaction of all rights pertaining to the shares of Company Common Stock represented by such Certificates. From and after the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Section.

     (d) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the shareholders of the Company for six (6) months after the Effective Time shall be delivered to the Surviving Corporation, upon demand, and any shareholders of the Company who have not theretofore complied with this Article II shall thereafter look only to the Surviving Corporation and Parent (subject to abandoned property, escheat and other similar laws) as general creditors for payment of the Merger Consideration. Neither Parent nor the Surviving Corporation shall be liable to any holder of shares of Company Common Stock for any portion of the Merger Consideration or other cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

     (e) Withholding Rights. Parent and the Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock such amounts as the Company and Parent is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the "Code"), or any provision of state, local or foreign tax law, including without limitation the tax laws of the United Kingdom. To the extent that amounts are so withheld by the Company or Parent, such withheld amounts shall be treated for all purposes of
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this Agreement as having been paid to the holder of the shares of Company Common
Stock in respect of which such deduction and withholding was made by Parent."

7. Section 2.03(a) of the Agreement is hereby amended by deleting and replacing it in its entirety with the following:

     "2.03. Dissenters Rights. (i) Notwithstanding any provision of this Agreement to the contrary, each outstanding share of Company Common Stock the holder of which has not voted in favor of the Merger, has perfected such holder's right to an appraisal of such holder's shares in accordance with the applicable provisions of the DGCL and has not effectively withdrawn or lost such right to appraisal (a "Dissenting Share"), shall not be converted into or represent a right to receive the Merger Consideration pursuant to Section 2.01(c), but the holder thereof shall be entitled only to such rights as are granted by the applicable provisions of the DGCL; provided, however, that any Dissenting Share held by a person at the Effective Time who shall, after the Effective Time, withdraw the demand for appraisal or lose the right of appraisal, in either case pursuant to the DGCL, shall be deemed to be converted into, as of the Effective Time, the right to receive the Merger Price pursuant to Section 2.01(c).

     (ii) The Company shall give Parent (x) prompt notice of any written demands for appraisal, withdrawals of demands for appraisal and any other instruments served pursuant to the applicable provisions of the DGCL relating to the appraisal process received by the Company and (y) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the DGCL. The Company will not voluntarily make any payment with respect to any demands for appraisal and will not, except with the prior written consent of Parent, settle or offer to settle any such demands.

8. A new Section 2.04 is hereby added to the Agreement, which shall read in its entirety as follows:

     "Section 2.04 The Offer. (a) Subject to the conditions of this Agreement, as promptly as reasonably practicable but in no event later than five business days after the date of the public announcement of this Agreement, Sub shall, and Parent shall cause Sub to, commence within the meaning of Rule 14d-2 under the Securities Exchange Act of 1934, as amended (such Act and the rules and regulations promulgated thereunder being referred to herein as the "Exchange Act") the Offer. The obligations of Sub to, and of Parent to cause Sub to, commence the Offer and accept for payment, and pay for, any shares of Company Common Stock tendered pursuant to the Offer are subject to the conditions set forth in Exhibit A attached hereto. Sub expressly reserves the right to waive any condition to the Offer or amend or modify the terms of the Offer, except that, without the consent of the Company, Sub shall not (i) reduce the number of shares of Company Common Stock subject to the Offer, (ii) reduce the Merger Consideration per share of Company Common Stock to be paid pursuant to the Offer (except as provided in Section 2.01(e) above), (iii) waive the Minimum Tender Condition, add to the conditions set forth in Exhibit A or modify any condition set forth in Exhibit A in any manner adverse to the holders of Company Common Stock, (iv) except as provided in the next sentence, extend the Offer, (v) change the form of consideration payable in the Offer or (vi) otherwise amend the Offer in any manner adverse to the holders of Company Common Stock. Notwithstanding the foregoing, Sub may, without the consent of the Company, (A) extend the Offer, if at the scheduled expiration date of the Offer any of the conditions to Sub's obligation to purchase shares of Company Common Stock are not satisfied, until such time as such conditions are satisfied or waived, (B) extend the Offer for any period required by any rule, regulation, interpretation or position of the SEC or the staff thereof applicable to the Offer, (C) extend the Offer for any reason on one or more occasions for a period of not more than five business days beyond the latest expiration date that would otherwise be permitted under clause (A) or (B) of this sentence and (D) extend the Offer to permit a subsequent offering period in accordance with Rule 14d-11 as promulgated by the SEC under the Exchange Act. Parent and Sub agree that if all of the conditions to the Offer are not satisfied on any scheduled expiration date of the Offer then, provided that all such conditions are reasonably capable of being satisfied, Sub shall extend the Offer from time to time until such conditions are satisfied or waived, provided that Sub shall not be required to extend the Offer beyond January 15, 2002. On the terms and subject to the conditions of the Offer and this Agreement, Sub shall, and Parent shall cause Sub to, pay for all shares of Company Common Stock validly tendered and not withdrawn pursuant to the Offer that Sub becomes obligated to purchase pursuant to the Offer as soon as practicable after the expiration of the Offer.

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     (b)  On the date of commencement of the Offer, Parent and Sub shall file with the SEC a Tender Offer Statement on Schedule TO with respect to the Offer, which shall contain an offer to purchase and a related letter of transmittal (such Schedule TO and the documents included therein pursuant to which the Offer will be made, together with any supplements or amendments thereto, the "Offer Documents"). Parent and Sub agree that the Offer Documents shall comply as to form in all material respects with the Exchange Act, and the rules and regulations promulgated thereunder and the Offer Documents, on the date first published, sent or given to the Company's stockholders, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation or warranty is made by Parent or Sub with respect to information supplied by the Company or any of its stockholders specifically for inclusion or incorporation by reference in the Offer Documents. Each of Parent, Sub and the Company shall promptly correct any information provided by it for use in the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect, and each of Parent and Sub shall take all steps necessary to amend or supplement the Offer Documents and to cause the Offer Documents as so amended or supplemented to be filed with the SEC and the Offer Documents as so amended or supplemented to be disseminated to the Company's stockholders, in each case as and to the extent required by applicable Federal securities laws. The Company and its counsel shall be given reasonable opportunity to review and comment upon the Offer Documents prior to their filing with the SEC or dissemination to the stockholders of the Company. Parent and Sub shall provide the Company and its counsel in writing with any comments Parent, Sub or their counsel may receive from the SEC or its staff with respect to the Offer Documents promptly after the receipt of such comments.

     (c) Parent shall provide or cause to be provided to Sub on a timely basis the funds necessary to accept for payment, and purchase any shares of Company Common Stock that Sub becomes obligated to accept for payment, and purchase pursuant to the Offer.

     (d) The Company hereby approves of and consents to the Offer, the Merger and the other transactions contemplated by this Agreement. The Company hereby represents that the Company's Board of Directors (the "Board of Directors"), at a meeting duly called and held, has (i) determined that this Agreement and the transactions contemplated hereby, including the Offer and the Merger, are fair to and in the best interest of the Company and its stockholders, (ii) approved this Agreement and the transactions contemplated hereby, including the Offer, the Merger and the Stock Option Agreement dated the date hereof by and between the Company and Sub (the "Option Agreement"), which approvals constitute approval by the Board of Directors as provided in Section 203(a) of the DGCL such that the provisions of Section 203 of the DGCL will not apply to the transactions contemplated by this Agreement, the Offer, the Merger or the Option Agreement and (iii) resolved to recommend that the Company's stockholders accept the Offer and tender their Shares pursuant to the Offer, and approve and adopt this Agreement and the Merger. The Company further represents that Houlihan Lokey Howard & Zukin has rendered to the Board of Directors its written opinion (a copy of which has been furnished to Parent prior to the execution and delivery of this Agreement by the Company) to be included in the Schedule 14D-9, to the effect that the consideration to be received by the holders of the shares of Company Common Stock pursuant to each of the Offer and the Merger is fair to the holders of such shares from a financial point of view. The Company has been advised that all of its directors and executive officers intend to tender their shares of Company Common Stock pursuant to the Offer.

     (e) On the date the Offer Documents are filed with the SEC, the Company shall file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the Offer (such Schedule 14D-9, as amended or supplemented from time to time, the "Schedule 14D-9") describing the recommendation of the Board of Directors of the Company to the Company's stockholders that they accept the Offer, tender their shares pursuant to the Offer and approve this Agreement and shall mail the Schedule 14D-9 to the holders of Company Common Stock. The
Schedule 14D-9 shall comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder and, on the date filed with the SEC and on the date first published, sent or given to the Company's stockholders, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no

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representation or warranty is made by the Company with respect to information supplied by Parent or Sub specifically for inclusion in the Schedule 14D-9. Each of the Company, Parent and Sub shall promptly correct any information provided by it for use in the Schedule 14D-9 if and to the extent that such information shall have become false or misleading in any material respect, and the Company shall take all steps necessary to amend or supplement the Schedule 14D-9 and to cause the Schedule 14D-9 as so amended or supplemented to be filed with the SEC and disseminated to the Company's stockholders, in each case as and to the extent required by applicable federal securities laws. Parent and its counsel shall be given reasonable opportunity to review and comment upon the Schedule 14D-9 prior to its filing with the SEC or dissemination to stockholders of the Company. The Company shall provide Parent and its counsel in writing with any comments the Company or its counsel may receive from the SEC or its staff with respect to the Schedule 14D-9 promptly after the receipt of such comments.

     (f) In connection with the Offer and the Merger, the Company shall cause its transfer agents to furnish Sub promptly with mailing labels containing the names and addresses of the record holders of Company Common Stock as of a recent date and of those persons becoming record holders subsequent to such date, together with copies of all lists of stockholders, security position listings and computer files and all other information in the Company's possession or control regarding the beneficial owners of Company Common Stock, and shall furnish to Sub such information and assistance (including updated lists of stockholders, security position listings and computer files) as Parent may reasonably request in communicating the Offer to the Company's stockholders. Subject to the requirements of applicable law, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Offer, the Merger and the other transactions contemplated by this Agreement, Parent and Sub shall hold in confidence the information contained in any such labels, listings and files, shall use such information only in connection with the Offer and the Merger and, if this Agreement shall be terminated, shall, upon request, deliver to the Company all copies of such information then in their possession."

9. Section 3.04(b) of the Agreement is hereby amended by deleting and replacing it in its entirety with the following:

     "(b) Except (i) for the filing of the Schedule 14D-9, (ii) for the filing of the proxy statement or information statement (the "Proxy Statement") relating to the Company Stockholders' Meeting (as defined in Section 6.03(b)), as amended or supplemented from time to time, with the SEC pursuant to the Exchange Act,
(iii) for the filing of the Certificate of Merger and other appropriate merger documents required by the DGCL with the Secretary of State and appropriate documents with the relevant authorities of other states in which the Constituent Corporations are qualified to do business and (iv) as disclosed in Section 3.04 of the Company Disclosure Letter, no consent, approval, authorization or action of, filing with or notice to any Governmental or Regulatory Authority or other public or private third party is necessary or required under any of the terms, conditions or provisions of any law or order of any Governmental or Regulatory Authority or any Contract to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective assets or properties is bound for the execution and delivery of this Agreement by the Company, the performance by the Company of its obligations hereunder or the consummation of the transactions contemplated hereby, other than such consents, approvals, actions, filings and notices which the failure to make or obtain, as the case may be, individually or in the aggregate, could not be reasonably expected to have a material adverse effect on the Company and its Subsidiaries taken as a whole, or on the ability of the Company to consummate the transactions contemplated by this Agreement."

10. Section 3.09 of the Agreement is hereby amended by deleting and replacing it in its entirety with the following:

     "3.09. Information Supplied. The Proxy Statement, the Schedule 14D-9 and any other documents to be filed by the Company with the SEC or any other Governmental or Regulatory Authority in connection with the Merger and the other transactions contemplated hereby will (in the case of the Proxy Statement, the Schedule 14D-9 and any such other documents filed with the SEC under the Exchange Act) comply as to form in all material respects with the requirements of the Exchange Act and will not, on the date of its filing or at the date it is mailed to stockholders of the Company and, in the case of the Proxy Statement, at the times of the Company Stockholders' Meeting, contain any untrue statement of a material fact or omit to state any material fact required

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to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation is made by the Company with respect to information supplied in writing by or on behalf of Parent or Sub expressly for inclusion therein."

11. Section 3.22 of the Agreement is hereby amended by deleting and replacing it in its entirety with the following:

     "3.22. Ownership of Parent Common Stock. As of the date hereof, the Company and its Subsidiaries beneficially own 26,549,973 ordinary shares, par value 2.5 pence, of Parent ("Parent Common Stock")."

12. Section 4.04(b) of the Agreement is hereby amended by deleting and replacing it in its entirety with the following:

     "(b) Except (i) for the filing of the Proxy Statement and the Offer Documents with the SEC pursuant to the Exchange Act, (ii) for the filing of the Certificate of Merger and other appropriate merger documents required by the DGCL with the Secretary of State and appropriate documents with the relevant authorities of other states in which the Constituent Corporations are qualified to do business and (iii) as disclosed in Section 4.04 of the Parent Disclosure Letter, no consent, approval or action of, filing with or notice to any Governmental or Regulatory Authority or other public or private third party is necessary or required under any of the terms, conditions or provisions of any law or order of any Governmental or Regulatory Authority or any Contract to which Parent or any of its Subsidiaries is a party or by which Parent or any of its Subsidiaries or any of their respective assets or properties is bound for the execution and delivery of this Agreement by each of Parent and Sub, the performance by each of Parent and Sub of its obligations hereunder or the consummation of the transactions contemplated hereby, other than such consents, approvals, actions, filings and notices which the failure to make or obtain, as the case may be, individually or in the aggregate, could not be reasonably expected to have a material adverse effect on Parent and its Subsidiaries taken as a whole or on the ability of Parent and Sub to consummate the transactions contemplated by this Agreement."

13. Section 4.09 of the Agreement is hereby amended by deleting and replacing it in its entirety with the following:

     "4.09 Information Supplied. The Offer Documents and any other documents to be filed by Parent with the SEC or any other Governmental or Regulatory Authority in connection with the Offer, the Merger and the other transactions contemplated hereby will (in the case of the Offer Documents and any such other documents filed with the SEC under the Exchange Act) comply as to form in all material respects with the requirements of the Exchange Act and will not, on the date of its filing or, in the case of the Offer Document, at the time it is mailed to stockholders of the Company, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation is made by Parent or Sub with respect to information supplied in writing by or on behalf of the Company and its Subsidiaries and information incorporated by reference therein from documents filed by the Company or any of its Subsidiaries with the SEC.

14. Section 5.01(b) of the Agreement is hereby amended by adding the following to the end of such section:

"Notwithstanding the foregoing, the parties hereby acknowledge that the Company may adopt the Plan in the form attached hereto as Annex A; provided however, that for so long as this Agreement remains in effect, the Company may not amend the Plan without the prior written consent of Parent."

15. Section 6.02 of the Agreement is hereby amended by deleting and replacing it in its entirety with the following:

     "6.02. Preparation of the Proxy Statement. Company and Parent shall, as promptly as practicable following the expiration of the Offer, prepare and file with the SEC the Proxy Statement and the Company shall use all reasonable efforts to respond as promptly as practicable to any comments of the SEC with respect thereto and to cause the Proxy Statement to be mailed to the Company's stockholders as promptly as practicable following the expiration of the Offer. Company shall promptly notify Parent upon the receipt of any comments from the SEC or its staff or any request from the SEC or its staff for amendments or supplements to the Proxy
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Statement and shall provide Parent with copies of all correspondence between
Company and its representatives, on the one hand, and the SEC and its staff, on the other hand. Notwithstanding the foregoing, prior to filing or mailing the Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, Company (i) shall provide Parent an opportunity to review and comment on such document or response, (ii) shall include in such document or response all comments reasonably proposed by Parent and (iii) shall not file or mail such document or respond to the SEC prior to receiving Parent's approval, which approval shall not be unreasonably withheld or delayed."

16.  Section 6.05 of the Agreement is hereby deleted it in its entirety.

17.  Section 7.01(b) of the Agreement is hereby deleted it in its entirety.

18.  Section 7.01(c) of the Agreement is hereby deleted it in its entirety.

19. Section 7.03(d) of the Agreement is hereby amended by deleting and replacing it in its entirety with the following:

     "(d) Purchase of Shares in the Offer. Sub shall have previously accepted for payment and paid for the shares of Company Common Stock pursuant to the Offer."

20. Section 8.01(b)(i) shall be amended by deleting and replacing it in its entirety with the following:

     "(i) by either Parent or the Company if (A) as a result of the failure of any of the conditions set forth in Exhibit A, the Offer shall have terminated or expired in accordance with its terms without Sub having purchased any shares of Company Common Stock pursuant to the Offer or (B) Sub shall not have accepted for payment any shares of Company Common Stock pursuant to the Offer prior to January 15, 2002; provided, however, that the right to terminate this Agreement pursuant to this Section 8.01(b)(i) shall not be available to any party whose failure to perform any of its obligations under this Agreement results in the failure of the Offer to be consummated by such time;"

21. The Agreement is hereby amended to include Exhibit A in the form attached hereto.

22. Except as expressly modified by this Amendment, the provisions of the Agreement shall remain in full force and effect. Execution and delivery of this Amendment shall not constitute or be deemed to be a waiver by any party of any rights that such party may have under the Agreement. This Amendment shall be governed by and construed and enforced in accordance with the internal laws (as opposed to the conflicts of laws provisions) of the state of New York. The agreement of the parties, which is comprised of this Amendment and the Agreement and the Option Agreement, sets forth the entire agreement and understanding between the parties and supersedes any prior agreement or understanding, written or oral, relating to the subject matter of this Amendment and the Agreement.

     IN WITNESS WHEREOF, the parties have caused this Amendment to be executed by their duly authorized representatives as of the 17th day of July 2001.

GLOBALNETFINANCIAL.COM, INC.                      NEWMEDIA SPARK PLC

By: /s/ W. Thomas Hodgson                         By: /s/ Joel D. Plasco
    --------------------------------------------  --------------------------------------------
Name: W. Thomas Hodgson                           Name: Joel D. Plasco
Title: President & CEO                            Title: Director

GLOBALNET ACQUISITIONS INC

By: /s/ Joel D. Plasco
    --------------------------------------------
Name: Joel D. Plasco
Title: Director

                                   EXHIBIT A

                            CONDITIONS OF THE OFFER

Notwithstanding any other term of the Offer or this Agreement, Sub shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-l(c) under the Exchange Act (relating to Sub's obligation to pay for or return tendered shares of Company Common Stock promptly after the termination or withdrawal of the Offer), to pay for any shares of Company Common Stock tendered pursuant to the Offer unless (i) there shall have been validly tendered and not withdrawn prior to the expiration of the Offer that number of shares of Company Common Stock which would entitle the holder thereof to cast at least at least fifty-one percent of the votes entitled to be cast at any meeting of the stockholders of the Company, on a fully diluted basis (the "Minimum Tender Condition"), and (ii) any waiting period (and any extension thereof) applicable to the purchase of shares of Company Common Stock pursuant to the Offer or to the Merger under the HSR Act shall have been terminated or shall have expired. Furthermore, notwithstanding any other term of the Offer or this Agreement, Sub shall not be required to accept for payment or, subject as aforesaid, to pay for any shares of Company Common Stock not theretofore accepted for payment or paid for, and may terminate or amend the Offer or if, as of the scheduled expiration date of the Offer (as extended) and before the acceptance of such shares for payment or the payment therefor, any of the following conditions exists:

(a) any judgment, order, decree, statute, law, ordinance, rule or regulation, entered, enacted, promulgated, enforced or issued by any court or other Governmental or Regulatory Authority of competent jurisdiction or other legal restraint or prohibition (collectively, "Restraints") shall be in effect preventing the purchase of shares of Company Common Stock pursuant to the Offer or the Merger or there shall be any statute, rule, regulation, judgement, order or injunction enacted, entered, enforced, promulgated or issued by any Governmental or Regulatory Authority that would be reasonably likely to result in any of the consequences referred to in paragraph (b) below;

(b) there shall be pending any suit, action or proceeding by any Governmental or Regulatory Authority, (i) challenging the acquisition by Parent or Sub of any shares of Company Common Stock, seeking to restrain or prohibit consummation of the Offer or the Merger, or seeking to place limitations on the ownership of shares of Company Common Stock (or shares of common stock of the Surviving Corporation) by Parent or Sub, (ii) seeking to prohibit or limit the ownership or operation by the Company or Parent and their respective subsidiaries of any material portion of the business or assets of the Company or Parent and their respective subsidiaries taken as a whole, or to compel the Company or Parent and their respective subsidiaries to dispose of or hold separate any material portion of the business or assets of the Company or Parent and their respective subsidiaries taken as a whole, as a result of the Offer, the Merger or any of the other transactions contemplated by this Agreement, or (iii) seeking to prohibit Parent or any of its subsidiaries from effectively controlling in any material respect the business or operations of the Company or Parent and their respective subsidiaries taken as a whole;

(c) there shall have occurred and continue to exist (i) any general suspension of trading in, or limitation on prices for, securities on the New York Stock Exchange for a period in excess of ten consecutive trading hours (excluding suspensions or limitations resulting solely from physical damage or interference with such exchange not related to market conditions), (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States (whether or not mandatory) or (iii) any limitation (whether or not mandatory) by any Governmental or Regulatory Authority in the United States on the extension of credit by banks or other financial institutions;

(d) any representation and warranty of the Company set forth in this Agreement shall not be true and correct, in each case, as of the date of this Agreement or as of the scheduled or extended expiration of the Offer (except to the extent such representation and warranty is expressly made as of an earlier date, in which case as of such earlier date);

(e) The Company shall have failed to perform in any material respect its obligations or to comply in any material respect with its agreements or covenants required to be performed or complied with by it under this Agreement;

(f)  the Rights issued or issuable under the Plan shall have become exercisable;

(g) this Agreement shall have been terminated in accordance with its terms, which, in the sole and reasonable judgement of Sub or Parent, in any such case, and regardless of the circumstances giving rise to any such condition (including any action or inaction by Parent or any of its affiliates), makes it inadvisable to proceed with such acceptance for payment or payment;

(h) there shall have occurred the entry by a court having jurisdiction in the premises of (i) a decree or order for relief in respect of the Company or any Subsidiary in an involuntary case or proceeding under any applicable federal or state or foreign bankruptcy, insolvency, reorganization or other similar law or (ii) a decree or order adjudging the Company or any Subsidiary a bankrupt or insolvent, or approving as properly filed a petition seeking reorganization, arrangement, adjustment or composition of or in respect of the Company or any Subsidiary under any applicable federal or state or foreign law, or appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Company or any Subsidiary or of any substantial part of its property, or ordering the winding up or liquidation of its affairs; or

(i) the liabilities of the Company and its Subsidiaries (as determined by Parent in accordance with the Plan) exceed at any time the immediately available cash (which is not reserved) of the Company and its Subsidiaries.

The foregoing conditions are for the sole benefit of Sub and Parent and may be asserted by Sub or Parent regardless of the circumstances giving rise to such condition or may be waived by Sub and Parent in whole or in part at any time and from time to time in their sole discretion. The failure by Parent, Sub or any other affiliate of Parent at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts and circumstances and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

The terms in this Exhibit A that are defined in the attached merger agreement have the meanings set forth therein.